EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 29, 2010

FOR FURTHER INFORMATION:

Bill Hodges
Chief Financial Officer
(919) 913-1030

POZEN REPORTS FIRST QUARTER 2010 RESULTS

Chapel Hill, N.C., April 29, 2010 — POZEN Inc. (NASDAQ: POZN), today announced results for the first quarter ended March 31, 2010.

First Quarter Results

POZEN reported a net loss of $(3.0) million, or $(0.10) per share on a diluted basis, for the first quarter of 2010, compared to a net loss of $(3.5) million, or $(0.12) per share on a diluted basis, for the first quarter of 2009.

For the first quarter of 2010, POZEN reported revenue of $6.9 million resulting from royalty on sales of Treximet® (sumatriptan / naproxen sodium) of $3.8 million and the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $3.1 million. Revenue for the first quarter ended March 31, 2009 totaled $8.8 million, resulting from royalty on sales of Treximet of $1.0 million, $4.7 million of revenue for development work performed under our collaboration agreement and the amortization of upfront payments of $3.1 million.

Operating expenses for the first quarter of 2010 totaled $9.9 million as compared to $12.5 million for the comparable period in 2009. The decrease in operating expenses was primarily due to a decrease in costs associated with the development program for VIMOVO™ (naproxen / esomeprazole magnesium), partially offset by increases in the PA32540 development program and patent litigation expenses.

At March 31, 2010, cash, cash equivalents and short-term investments totaled $36.7 million compared to $46.7 million at December 31, 2009.  The Company has an accounts receivable balance of $3.8 million from GlaxoSmithKline at March 31, 2010.

Corporate Highlights

Treximet®
Net sales of Treximet® totaled $21.0 million for GlaxoSmithKline in the first quarter of 2010, generating royalty revenue of $3.8 million for POZEN.  Total prescriptions increased approximately 7.9% according to IMS Health data in the first quarter, compared to the first quarter of 2009.*

* Note:  This information is an estimate derived from the use of information under license from the following IMS Health information service:  NPATM Plus for the period January 2009 – March 2010.  IMS expressly reserves all rights, including rights of copying, distribution and republication.

VIMOVO™, formerly PN 400
The NDA for VIMOVO™ was submitted on June 30, 2009 and is under review by the U.S. Food and Drug Administration (FDA). We expect a response from the FDA on or about April 30, 2010. Pursuant to the collaboration agreement with AstraZeneca, POZEN will earn a $20 million milestone payment from AstraZeneca upon FDA approval of VIMOVO.  Results from the pivotal trials for VIMOVO were presented at the American College of Rheumatology Scientific Session in Philadelphia in October 2009.  AstraZeneca submitted a Marketing Authorization Application (MAA) to the European Union via the Decentralized Procedure for VIMOVO in October 2009.

PA Program
POZEN is creating a safer form of aspirin family of product candidates – the PA product platform.  The first candidate, PA32540, is a coordinated-delivery tablet combining immediate-release omeprazole, a PPI, layered around pH-sensitive aspirin.  It utilizes the same multi-layer, sequential delivery technology as VIMOVO in that the gastro-protective agent, omeprazole, is deployed prior to the dissolution of the gastric-offending agent, aspirin. This novel, patented product is administered orally once a day and is under investigation for use for the secondary prevention of cardiovascular disease.  The Company initiated the two Phase 3 pivotal trials for PA32540 in October 2009, in addition to a one year long safety study.  The primary endpoint for the pivotal trials is the cumulative incidence of gastric ulcers over the six-month treatment period for PA32540 versus 325 mg of enteric-coated aspirin.

An estimated 80 million U.S. adults have some form of cardiovascular disease, and the disease remains the #1 cause of death for men and women alike.  PA32540 is being developed to deliver the cardio-protective benefits of aspirin while reducing the GI toxicity.  If approved, it will offer a new therapeutic option to patients with cardiovascular disease and to doctors who treat them.

The POZEN PA pipeline also includes earlier-stage work evaluating the application of aspirin combinations for pain and pain-related conditions. POZEN is advancing commercialization plans for the PA franchise within the U.S.  For markets outside the U.S., the company plans to seek strong global commercial partners.

Financial Guidance

POZEN will earn a $20 million milestone payment upon the U.S. Food and Drug Administration (FDA) approval of VIMOVO and will start to earn royalty revenue when AstraZeneca begins commercial sales.  We plan to provide financial guidance for the 2010 fiscal year when we can determine the timing of these important events.

First Quarter Results Webcast

POZEN will host a webcast to present first quarter 2010 results and management’s outlook on Thursday, April 29, 2010 at 11:00 a.m. Eastern time.  The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN Inc., headquartered in Chapel Hill, NC, is a pharmaceutical company committed to transforming medicine that transforms lives.  Since its founding in 1996, POZEN has successfully created novel pharmacologic agents primarily for pain and pain-related conditions by combining existing drug therapies that result in superior patient outcomes.  Moving forward, POZEN is poised to become a model 21st century pharmaceutical company dedicated to ensuring that they produce cost-effective, evidence-based medicines; take a fresh approach to sales, marketing and medical education; and deliver high-quality, affordable pharmaceuticals to their customers.  The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”.  For more detailed company information, including copies of this and other press releases, please visit: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates (including VIMOVO), including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Annual Report on Form 10-K for the period ended December 31, 2009. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
Licensing revenue	$6,857,302	$4,103,620
Development revenue	68,077	4,654,762
Total revenue	6,925,379	8,758,382
Operating expenses:
General and administrative	5,206,669	4,427,992
Research and development	4,718,231	8,025,356
Total operating expenses	9,924,900	12,453,348
Other income:
Interest and other income, net	32,895	231,707
Loss before income tax benefit	(2,966,626)	(3,463,259)
Income tax benefit	-	-
Net loss attributable to common stockholders	$(2,966,626)	$(3,463,259)

Basic net loss per common share	$(0.10)	$(0.12)

Shares used in computing basic net loss per common share	29,833,553	29,778,310

Diluted net loss per common share	$(0.10)	$(0.12)

Shares used in computing diluted net loss per common share	29,833,553	29,778,310

POZEN Inc.
Balance Sheets
(Unaudited)

	March 31,	December 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$23,139,839	$23,278,353
Short-term investments	13,560,397	23,432,100
Accounts receivable	3,848,680	1,146,072
Prepaid expenses and other current assets	1,070,700	1,259,255
Total current assets	41,619,616	49,115,780
Equipment, net of accumulated depreciation	51,972	43,830
Total assets	$41,671,588	$49,159,610

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,988,229	$2,412,335
Accrued compensation	535,650	2,287,200
Accrued expenses	3,288,014	3,501,262
Deferred revenue	4,114,903	7,201,080
Total current liabilities	9,926,796	15,401,877

Long-term liabilities:
Deferred revenue	-	-
Total liabilities	9,926,796	15,401,877

Total stockholders’ equity	31,744,792	33,757,733
Total liabilities and stockholders’ equity	$41,671,588	$49,159,610

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